Exhibit 10.55

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is entered into as of the 30th day of October, 2009 by and between ANIP ACQUISITION COMPANY, d/b/a ANI PHARMACEUTICALS, INC., a Delaware corporation (“ANI”), and JAZZ PHARMACEUTICALS, INC., a Delaware corporation (“Jazz Pharmaceuticals”).

WHEREAS, ANI and Jazz Pharmaceuticals have entered into a Manufacturing and Supply Agreement (the “Supply Agreement”), dated as of January 25, 2008, whereby ANI has agreed to manufacture and supply Jazz Pharmaceuticals requirements for Luvox®-IR (fluvoxamine maleate) (the “Branded Product”);

WHEREAS, in connection with the Supply Agreement, ANI wishes to acquire the right to manufacture and market an unbranded generic version of the Branded Product under ANI’s label (the “Generic Product”); and

WHEREAS, Jazz Pharmaceuticals acquired the rights to the Branded Product pursuant to that certain License Agreement (the “Solvay License Agreement”), dated as of January 31, 2007 by and between Jazz Pharmaceuticals and Solvay Pharmaceuticals, Inc. (“Solvay”), and Jazz Pharmaceuticals wishes to sublicense ANI the right to manufacture, package, use and sell (and have sold) the Generic Product on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Grant of Sublicense.

1.1          Sublicense.  Jazz Pharmaceuticals hereby grants to ANI a sublicense, without the right to further sublicense, to make, package, use and sell (and have sold) the Generic Product in the United States (the “License”).  The rights granted to ANI hereunder, including the NDA Transfer (as defined below) are granted subject to the rights of Solvay pursuant to the Solvay License Agreement.  Jazz Pharmaceuticals hereby represents and warrants to ANI that (a) the execution, delivery and performance of this Agreement by Jazz Pharmaceuticals does not conflict with or constitute a breach of any order, judgment, agreement, or instrument to which it is a party, including, without limitation, the Solvay License Agreement; and (b) the execution, delivery and performance of this Agreement by Jazz Pharmaceuticals does not require the consent of any person, which consent has not been obtained.

1.2          Trademarks.  ANI agrees and acknowledges that it shall not acquire by virtue of this Agreement any interest in or to any trademarks or trade names of Jazz Pharmaceuticals or Solvay, including, but not limited to, the brand name Luvox®.

1.3          Pharmacovigilance Agreement.  ANI and Jazz Pharmaceuticals hereby agree that effective as of the date hereof, the Pharmacovigilance Agreement entered into between the parties on August 22, 2008 is terminated and of no further force or effect.

1.4          Supply Agreement.  The parties agree to enter into a supply agreement for supply of fluvoxamine maleate (“API”) in the form attached hereto as Exhibit A (the “API Supply Agreement”), pursuant to which Jazz Pharmaceuticals have manufactured ANI’s requests of API for ANI during the term thereof.

2.             NDA Transfer.

2.1          Transfer.  Jazz Pharmaceuticals agrees to transfer responsibility for the New Drug Application #21-519 (the “NDA”) to ANI (the “NDA Transfer”) as soon as is reasonably practicable after entering into this Agreement including by so notifying the FDA of such NDA Transfer.  ANI agrees to promptly notify the FDA of the NDA Transfer.

2.2          Right of Reference.  Immediately upon the NDA Transfer, ANI grants to Jazz Pharmaceuticals the right to reference the NDA for all purposes.

2.3          Ongoing Requirements.  ANI agrees to comply with and to provide documentation evidencing compliance with its ongoing reporting and maintenance requirements to the FDA related to the NDA.  Such evidence of compliance may consist of a copy of any Form 356-H filed with the FDA when meeting the obligations in the first sentence of this Section 2.3.  ANI agrees to provide a copy of any notice from the FDA indicating an adverse finding by the FDA related to the NDA (the “Adverse Finding Letter”).

2.4          NDA Reversion.  In the event ANI receives an Adverse Finding Letter from the FDA relating to the NDA and ANI is either not able to cure or provide evidence of a reasonable plan to cure any issues raised by the FDA in an Adverse Finding Letter within 30 days of receipt by ANI of such Adverse Finding Letter, Jazz Pharmaceuticals may, at its sole discretion, request in writing (the “Reverse NDA Transfer Notice”) that ANI transfer responsibility for the NDA to Jazz Pharmaceuticals (the “Reverse NDA Transfer”).  ANI agrees that upon receipt of a Reverse NDA Transfer Notice that it will immediately perform any actions necessary to accomplish the Reverse NDA Transfer, including the sending of any notices to the FDA.

3.             Compensation.

3.1          Royalty Payments.  As consideration for the sublicense granted by Jazz Pharmaceuticals to ANI hereunder, ANI shall pay to Jazz Pharmaceuticals royalty payments in each calendar year during the term of the Agreement equal to [***] of the Generic Product’s Net Sales (defined below).  For purposes of this Agreement, “Net Sales” shall mean the gross amounts invoiced by ANI, its affiliates and sublicensees on all sales of the Generic Product to independent unrelated third parties in bona fide arms’ length transactions, less (a) transportation, shipping and freight charges, including insurance and handling, to the extent that such charges are included in the gross amounts invoiced in connection with the transport of the Generic Product; (b) sales, use and excise taxes, value added taxes, and duties which fall due and are paid as a consequence of such sales by ANI or its affiliates or sublicensees and any other governmental charges imposed upon the importation, use or sale of the Generic Product; and (c) the following deductions actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to ANI or its affiliates and sublicensees: (i) trade, quantity and cash discounts; (ii) allowances or credits on account of rejection, defects, recall or return of the Generic Product or on account of retroactive price reductions or wholesaler chargebacks affecting such Generic Product; and (iii) rebates, refunds, reductions and chargebacks specifically related to the Generic Product including those granted to insurers, buying groups, government agencies or similar bodies.

3.2          Records.  ANI shall keep complete and accurate records of all sales of the Generic Product and the calculation of Net Sales of the Generic Product.  Jazz Pharmaceuticals shall have the right, at Jazz Pharmaceuticals’ expense and after thirty (30) days’ prior written notice to ANI, through an independent certified public accountant, on a mutually agreeable date, to examine such records at any time within two (2) years after the due date of the royalty payments to which such records relate (but no more than once each calendar year) during regular business hours, during the term of this Agreement and for twelve (12) months after its expiration or termination, in order to verify the accuracy of the reports to be made under Section 3.3 hereunder.  The results of such examination will be made available to ANI.  If, thereafter, ANI disputes in good faith the accuracy of the results of such examination, the parties will retain a second independent certified public accountant whose examination will be binding upon both parties.  The parties will share the expense of such examination equally.

3.3          Reports.  Within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, ANI shall provide Jazz Pharmaceuticals with a written report of estimated Net Sales of the Generic Product during such quarter.  Within ninety (90) days after the end of each calendar year, a True-Up of Net Sales will be performed.  Simultaneously with the submission of such quarterly report, ANI shall pay to Jazz Pharmaceuticals all royalty payments due to Jazz Pharmaceuticals under Section 3.1 hereof.  Interest, at a rate of twelve percent (12%) per annum, or at the highest legal rate if less than 12%, shall be payable for any late payments.

3.4          Payment Mechanics, Taxes.  All payments will be made by wire transfer to an account designated by Jazz Pharmaceuticals to ANI in writing.  All undisputed payments not made when due hereunder will bear interest at the rate stated in Section 3.3 from the date the payment became due.  ANI shall be responsible for the payment of, and shall promptly pay, all federal, state, and local transfer, sales, and other taxes, if any, levied or imposed on Jazz and ANI as a result of the transactions contemplated by this Agreement, including without limitation sales and use taxes but excluding any tax payable on any income or gain of Jazz Pharmaceuticals.

4.             Effective Date and Term.

4.1          Effective Date and Term.  This Agreement is effective on and as of the Effective Date and, unless terminated in accordance with any of the provisions hereof, will remain in full force and effect thereafter.

5.             Indemnification.

5.1          Indemnity.  ANI will indemnify, defend and hold Jazz Pharmaceuticals, its affiliates, successors, permitted assigns and their respective officers, directors, managers, members, stockholders, partners and employees harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments incurred by or rendered against ANI which arise out of the use, labeling or manufacture, processing, packaging, sale or commercialization of the Generic Product by ANI, its subcontractors, distributors, and marketing partners.  Jazz Pharmaceuticals will permit ANI’s attorneys, at ANI’s discretion and cost, to control the defense of any claims or suits as to which Jazz Pharmaceuticals may be entitled to indemnification hereunder, and Jazz Pharmaceuticals agrees not to settle any such claims or suits without the prior written consent of ANI.  Jazz Pharmaceuticals will have the right to participate, at its own expense, in the defense of any such claim or demand to the extent it so desires.

5.2          Notice.  Jazz Pharmaceuticals will give ANI prompt notice in writing, in the manner set forth in Section 8.6 below, of any claim or demand made against Jazz Pharmaceuticals for which Jazz Pharmaceuticals may be entitled to indemnification under Section 5.1.

6.             Disclaimers.

JAZZ PHARMACEUTICALS DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (A) THAT THE GENERIC PRODUCT, OR THE MANUFACTURE, USE OR SALE THEREOF, WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE-OF

PROPRIETARY INFORMATION OF ANY THIRD PARTY AND (B) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE PRODUCT OR ANY TECHNOLOGY INCORPORATED THEREIN OR ITS SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER.  JAZZ PHARMACEUTICALS DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED.

7.             Termination.

7.1          Termination by Jazz Pharmaceuticals.  Jazz Pharmaceuticals may, in its discretion, terminate this Agreement:

(a)           if the Solvay License Agreement is terminated in accordance with the terms set forth therein;

(b)           if ANI breaches or defaults in the performance or observance of any material provisions of this Agreement, or the API Supply Agreement and such breach or default is not cured within sixty (60) days after written notice by Jazz Pharmaceuticals specifying such breach or default (or if such breach or default is not of a type which can reasonably be cured in sixty (60) days, then such longer period as is reasonable);

(c)           if ANI enters into any proceeding, whether voluntary or otherwise, in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of ANI’s assets or any other proceedings under any law for the relief of creditors or makes an assignment for the benefit of its creditors;

(d)           if Jazz Pharmaceuticals delivers, pursuant to the terms of Section 2.4, a Reverse NDA Transfer Notice to ANI;

(e)           if Jazz Pharmaceuticals terminates the Supply Agreement pursuant to the terms of the Supply Agreement; or

(f)            if ANI does not make the royalty payments when due pursuant to Section 3.1.

7.2          Termination by ANI.  ANI may terminate this Agreement with the consent of Jazz Pharmaceuticals, such consent not to be unreasonably withheld.

7.3          Consequences of Termination.  Termination of this Agreement for any reason in accordance with the terms hereof will be without prejudice to any remedies which either party may then or thereafter have hereunder or otherwise; If this Agreement terminates pursuant to this Section 7, ANI will immediately discontinue any promotion and sales of the Generic Product, if so requested by Jazz Pharmaceuticals.

8.             Miscellaneous.

8.1          Waiver; Remedies and Amendment.  Any waiver by any party hereto of a breach of any provisions of this Agreement will not be implied and will not be valid unless such waiver is recited in writing and signed by such party.  Failure of any party to require, in one or more instances, performance by the other party or parties in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement.  A waiver by any party of any term or condition of this Agreement, including this Section 8.1, shall be valid only if in writing and will not be deemed or construed to be a waiver of such term or condition for any other term.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be a limitation of any other remedy, right, undertaking, obligation or agreement of any party.  This Agreement may not be amended except in a writing signed by all parties.

8.2          Assignment, No Inconsistent Agreements.  ANI may not assign its rights and obligations hereunder without the prior written consent of Jazz Pharmaceuticals.  Neither Jazz Pharmaceuticals nor ANI will enter into any agreement that is inconsistent with its obligations hereunder.  Upon written notice to ANI, Jazz Pharmaceuticals may assign its rights and obligations hereunder and under the Solvay License Agreement, without the consent of ANI.

8.3          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute this Agreement.

8.4          Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the state of New York as applied to residents of that state entering into contracts to be performed in that state.

8.5          Headings.  The headings set forth at the beginning of the various sections of this Agreement are for convenience and form no part of the Agreement between the parties.

8.6          Notices.  All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (a) on the same day if delivered in person, by same-day courier or by telegraph, telex, facsimile, electronic mail or other electronic transmission, (b) on the next day if delivered by overnight mail or courier, or (c) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

If to Jazz Pharmaceuticals:
Jazz Pharmaceuticals, Inc.
3180 Porter Drive Palo Alto,
CA 94304
Attn:  General Counsel

If to ANI:
ANIP Acquisition Company
d/b/a ANI Pharmaceuticals Inc.
210 Main Street West
Baudette, MN 56623
Attention:  President & CEO

With a copy to:
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas, 25th Floor
New York, NY 10020
Attn:  Ms.  Jane A.  Meyer

Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

8.7          Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it will be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it will be stricken and the remaining provisions will remain in full force and effect.

8.8          Survival.  The provisions of Sections 3.2, 3.3, 3.4, 5, 6, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7 and this Section 8.8 will survive the termination for any reason of this Agreement.

8.9          Force Majeure.  No party to this Agreement will be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure will be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

ANIP ACQUISITION COMPANY d/b/a ANI PHARMACEUTICALS, INC.

By:	/s/ Charlotte C. Arnold
Name:	Charlotte C. Arnold
Title:	Chief Financial Officer

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Bob Myers
Name:	Bob Myers
Title:	President

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

Exhibit A

API Supply Agreement

[AGREEMENT EXPIRED]

A-1